Ex. 99-B.10

Consent of Independent Auditors

The Board of Directors of ING Life Insurance and Annuity Company and Subsidiaries and the Contractholders of Variable Annuity Account C

We consent to the reference to our firm under the caption "Independent Auditors" and to the incorporation by reference of our reports dated January 31, 2002, with respect to the consolidated financial statements of ING Life Insurance and Annuity Company and Subsidiaries (formerly Aetna Life Insurance and Annuity Company and Subsidiaries) and February 8, 2002, with respect to the financial statements of ILIAC Variable Annuity Account C (formerly Aetna Life Insurance and Annuity Company Variable Annuity Account C) for the year ended December 31, 2001, in Post-Effective Amendment No. 18 to the Registration Statement (Form N-4 No. 33-75980) and related Prospectus of ING Life Insurance and Annuity Company.

/s/Ernst & Young LLP

Hartford, Connecticut October 17, 2002